Bowhead Specialty Holdings Inc. Reports Fourth Quarter and Full Year 2025 Results

NEW YORK, New York. (BusinessWire) – February 24, 2026 – Bowhead Specialty Holdings Inc. (NYSE: BOW), a specialty lines insurance group focused on providing casualty, professional liability and healthcare liability insurance products, delivered through complementary “craft” and “digital” underwriting models, today announced financial results for the fourth quarter and year ended December 31, 2025(1).

Fourth Quarter 2025 Highlights
•Gross written premiums increased 21.3% to $224.1 million.
•Net income of $14.8 million, or $0.44 per diluted share.
•Adjusted net income(2) of $15.5 million, or $0.47 per diluted share(2).
•Return on equity of 13.5% and adjusted return on equity(2) of 14.1%.
•Book value per share $13.70 and diluted book value per share of $13.45.

Full Year 2025 Highlights
•Gross written premiums increased 24.0% to $862.8 million.
•Net income of $53.8 million, or $1.59 per diluted share.
•Adjusted net income(2) of $55.6 million, or $1.65 per diluted share(2).
•Return on equity of 13.1% and adjusted return on equity(2) of 13.6%.

Bowhead Chief Executive Officer, Stephen Sills, commented, “Bowhead had a great year in 2025. Gross written premiums grew more than 21% in the fourth quarter, and 24% for the full year. At the start of the year, we expected a low 30s expense ratio for the full year of 2025 but achieved an expense ratio below 30% starting in the third quarter and for the full year of 2025. With these accomplishments, Bowhead’s adjusted net income for the year grew over 30%, adjusted return on equity was 13.6%, and diluted adjusted earnings per share was $1.65.”

“With a strong year behind us, I’m even more excited about Bowhead’s future. Over the past five years, we’ve built a highly effective “craft” underwriting model driven by experienced underwriters who excel at writing large and complex risks. In the second half of 2024, we supplemented this foundation by launching our complementary “digital” underwriting model, starting with Baleen, targeting small, harder-to-place risks with more restrictive coverage. In Baleen’s first full year, we generated over $21 million in premiums — an important milestone that validates our digital strategy. Since then, we’ve leveraged technology to streamline the submission, underwriting, and servicing of our existing Bowhead products, a capability we call “express”, to address small and mid-sized accounts, beginning with our small cyber liability products.”

“While we continue to expect a GWP growth of around 20% in 2026 driven by our Casualty division, our digital expansion marks a major step forward for Bowhead, positioning us well to deliver sustainable and profitable growth across market cycles.”

Underwriting Results

The 21.3% increase in gross written premiums to $224.1 million in the fourth quarter of 2025 was driven by our increasing renewal book, new business and the continued growth in our platform across all divisions:

•Our Casualty division led the growth with a 25.5% increase to $132.9 million;
•Professional Liability increased 4.2% to $47.9 million;
•Healthcare Liability increased 7.7% to $34.2 million; and
•Baleen Specialty increased 665.6% to $9.1 million.

Due to the timing of our independent actuarial review in fourth quarter of each year, we consider our full-year loss ratio a more meaningful metric. Our loss ratio for the year of 66.7% increased 2.3 points compared to 64.4% in 2024.

Our current accident year loss ratio increased 1.8 points due in part to higher expected loss ratios on certain reserves within Professional Liability and Healthcare Liability to align more closely with industry expected loss ratios and our own limited loss experience. The increase was also due to mix changes in our portfolio, where Casualty, which had comparatively higher expected loss ratios, comprised a larger proportion of our net earned premiums compared to the prior year.

Similar to previous quarters in 2025, the 0.5 point increase in our prior accident year loss ratio was due to expected loss ratios applied to audit premiums fully earned in the year, but associated with prior accident years. This increase was not based on actual losses settling for more than reserved, and did not represent an increase in estimated reserves on unresolved claims. We are simply putting loss reserves into the appropriate accident year regardless of when the premiums are billed and earned. As part of our annual independent actuarial reserve review, we also reallocated prior accident year loss reserves between accident years and by division, primarily from Casualty to Professional Liability, resulting in no prior accident year development on an aggregate basis.

Due to Bowhead’s limited loss experience, we continue to hold expected loss ratios that rely on development patterns and other inputs primarily based on industry data.

Our expense ratio decreased 1.0 point to 29.1% in the fourth quarter of 2025 and 1.6 points to 29.8% in for the year ended December 31, 2025. The full year decrease from 31.4% in 2024 was primarily driven by a reduction in our operating expense ratio, which was partially offset by the increase in our net acquisition ratio. The decrease in our operating expenses ratio was due to the continued scaling of our business, where net earned premiums grew at a higher rate than our expenses, as well as the prudent management of our expenses. The increase in our net acquisition costs ratio was driven by the increase in earned broker commissions due to changes in our portfolio mix and, to a lesser extent, the increase in the ceding fee we pay to American Family.

Investment Results

Net investment income increased 35.8% in the fourth quarter of 2025 to $16.6 million and 44.1% to $57.8 million for the year ended December 31, 2025, driven by a higher balance of investments and, to a lesser extent, higher yields on invested assets. Our investment portfolio, which included cash equivalents, had a book yield of 4.6% and a new money rate of 4.5% at the end of the year.

The weighted average effective duration of our investment portfolio, which included cash equivalents, was 3.0 years and had an average rating of “AA” at December 31, 2025.

__________________
(1)Comparisons in this release are made to December 31, 2024 financial results unless otherwise noted.
(2)Non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of the non-GAAP financial measures to their most directly comparable U.S. GAAP measures.

Summary of Operating Results

The following table summarizes the Company’s results of operations for the three and twelve months ended December 31, 2025 and 2024:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	% Change	2025	2024	% Change
	($ in thousands, except percentages and per share data)
Gross written premiums	$224,081	$184,769	21.3%	$862,806	$695,717	24.0%
Ceded written premiums	(80,540)	(64,585)	24.7%	(304,619)	(244,295)	24.7%
Net written premiums	$143,541	$120,184	19.4%	$558,187	$451,422	23.7%

Revenues
Net earned premiums	$134,317	$106,864	25.7%	$491,677	$385,111	27.7%
Net investment income	16,553	12,193	35.8%	57,827	40,121	44.1%
Net realized investment gains (losses)	73	—	NM	43	(16)	368.8%
Other insurance-related income	735	274	168.2%	2,042	444	359.9%
Total revenues	151,678	119,331	27.1%	551,589	425,660	29.6%

Expenses
Net losses and loss adjustment expenses	91,087	66,937	36.1%	328,022	248,099	32.2%
Net acquisition costs	13,166	9,130	44.2%	46,513	32,397	43.6%
Operating expenses	26,640	23,352	14.1%	102,264	89,112	14.8%
Non-operating expenses	95	622	(84.7)%	1,425	2,807	(49.2)%
Warrant expense	792	792	NM	3,142	1,917	63.9%
Interest expense and financing fees	1,243	248	401.2%	2,012	725	177.5%
Loss on extinguishment of credit facility	862	—	NM	862	—	NM
Foreign exchange (gains) losses	(14)	1	NM	50	68	(26.5)%
Total expenses	133,871	101,082	32.4%	484,290	375,125	29.1%

Income before income taxes	17,807	18,249	(2.4)%	67,299	50,535	33.2%
Income tax expense	(2,963)	(4,642)	(36.2)%	(13,513)	(12,292)	9.9%
Net income	$14,844	$13,607	9.1%	$53,786	$38,243	40.6%

Key Operating and Financial Metrics:
Adjusted net income(1)	$15,531	$14,099	10.2%	$55,598	$42,686	30.2%
Loss ratio	67.8%	62.6%		66.7%	64.4%
Expense ratio	29.1%	30.1%		29.8%	31.4%
Combined ratio	96.9%	92.7%		96.5%	95.8%
Return on equity(2)	13.5%	14.8%		13.1%	13.6%
Adjusted return on equity(1)(2)	14.1%	15.3%		13.6%	15.2%
Diluted earnings per share	$0.44	$0.41	7.3%	$1.59	$1.29	23.3%
Diluted adjusted earnings per share(1)	$0.47	$0.42	11.9%	$1.65	$1.44	14.6%
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NM - Percentage change is not meaningful.
(1)Non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of the non-GAAP financial measures to their most directly comparable U.S. GAAP measures.
(2)For the three months ended December 31, 2025 and 2024, net income and adjusted net income are annualized to arrive at return on equity and adjusted return on equity.

Condensed Consolidated Balance Sheets

	December 31, 2025	December 31, 2024
	($ in thousands, except share data)
Assets
Investments
Fixed maturity securities, available for sale, at fair value (amortized cost of $1,364,228 and $894,145, respectively)	$1,371,006	$879,989
Short-term investments, at amortized cost, which approximates fair value	—	9,997
Total investments	1,371,006	889,986

Cash and cash equivalents	193,545	97,476
Restricted cash and cash equivalents	40,225	124,582
Accrued investment income	10,958	7,520
Premium balances receivable	84,415	63,672
Reinsurance recoverable, net	399,676	255,072
Prepaid reinsurance premiums	191,821	152,567
Deferred policy acquisition costs	35,284	27,625
Property and equipment, net	10,636	6,845
Income taxes receivable	3,073	586
Deferred tax assets, net	22,476	20,340
Other assets	8,261	7,971
Total assets	$2,371,376	$1,654,242

Liabilities
Reserve for losses and loss adjustment expenses	$1,129,936	$756,859
Unearned premiums	552,594	446,850
Reinsurance balances payable	65,778	51,856
Debt	146,447	—
Income taxes payable	314	1,571
Accrued expenses	19,047	18,010
Other liabilities	7,986	8,654
Total liabilities	1,922,102	1,283,800

Commitments and contingencies (Note 14)

Mezzanine equity
Performance stock units	1,008	265

Stockholders' equity
Common stock	328	327
($0.01 par value; 400,000,000 shares authorized, 32,783,451 and 32,662,683 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively)
Additional paid-in capital	325,889	318,095
Accumulated other comprehensive income (loss)	5,354	(11,154)
Retained earnings	116,695	62,909
Total stockholders' equity	448,266	370,177
Total mezzanine equity and stockholders' equity	449,274	370,442

Total liabilities, mezzanine equity and stockholders' equity	$2,371,376	$1,654,242

Gross Written Premiums

The following tables present gross written premiums by underwriting division for the three and twelve months ended December 31, 2025 and 2024:

	Three Months Ended December 31,
	2025	% of Total	2024	% of Total	$ Change	% Change
	($ in thousands, except percentages)
Casualty	$132,905	59.3%	$105,872	57.3%	$27,033	25.5%
Professional Liability	47,928	21.4%	46,010	24.9%	1,918	4.2%
Healthcare Liability	34,153	15.2%	31,699	17.2%	2,454	7.7%
Baleen Specialty	9,095	4.1%	1,188	0.6%	7,907	665.6%
Gross written premiums	$224,081	100.0%	$184,769	100.0%	$39,312	21.3%

	Twelve Months Ended December 31,
	2025	% of Total	2024	% of Total	$ Change	% Change
	($ in thousands, except percentages)
Casualty	$550,666	63.8%	$431,817	62.1%	$118,849	27.5%
Professional Liability	174,419	20.2%	160,651	23.1%	13,768	8.6%
Healthcare Liability	116,290	13.5%	101,619	14.6%	14,671	14.4%
Baleen Specialty	21,431	2.5%	1,630	0.2%	19,801	1214.8%
Gross written premiums	$862,806	100.0%	$695,717	100.0%	$167,089	24.0%

The following tables present gross written premiums by underwriting model(1) for the three and twelve months ended December 31, 2025 and 2024:

	Three Months Ended December 31,
	2025	% of Total	2024	% of Total	$ Change	% Change
	($ in thousands, except percentages)
Craft	$213,313	95.2%	$183,581	99.4%	$29,732	16.2%
Digital
Baleen Specialty	9,095	4.1%	1,188	0.6%	7,907	665.6%
Express	1,673	0.7%	—	—%	1,673	NM
Digital	10,768	4.8%	1,188	0.6%	9,580	806.4%
Gross written premiums	$224,081	100.0%	$184,769	100.0%	$39,312	21.3%

	Twelve Months Ended December 31,
	2025	% of Total	2024	% of Total	$ Change	% Change
	($ in thousands, except percentages)
Craft	$839,005	97.2%	$694,087	99.8%	$144,918	20.9%
Digital
Baleen Specialty	21,431	2.5%	1,630	0.2%	19,801	1214.8%
Express	2,370	0.3%	—	—%	2,370	NM
Digital	23,801	2.8%	1,630	0.2%	22,171	1360.2%
Gross written premiums	$862,806	100.0%	$695,717	100.0%	$167,089	24.0%
__________________
(1)Our products are delivered through two complementary underwriting models designed to support sustainable and profitable growth across market cycles: a “craft” model for large, complex, higher-severity risks, and a “digital” model, which includes Baleen Specialty and other small-business offerings (“express”), for smaller, simpler, scalable business.

Loss Ratio

The following tables summarize current and prior accident year loss ratios for the three and twelve months ended December 31, 2025 and 2024:

	Three Months Ended December 31,
	2025		2024
	Net Losses and Loss Adjustment Expenses	% of Net Earned Premiums	Net Losses and Loss Adjustment Expenses	% of Net Earned Premiums
	($ in thousands, except percentages)
Current accident year	$90,726	67.5%	$66,937	62.6%
Prior accident year(1)	361	0.3%	—	—%
Total	$91,087	67.8%	$66,937	62.6%

	Twelve Months Ended December 31,
	2025		2024
	Net Losses and Loss Adjustment Expenses	% of Net Earned Premiums	Net Losses and Loss Adjustment Expenses	% of Net Earned Premiums
	($ in thousands, except percentages)
Current accident year	$325,653	66.2%	$248,099	64.4%
Prior accident year(1)	2,369	0.5%	—	—%
Total	$328,022	66.7%	$248,099	64.4%
__________________
(1)Prior accident year loss ratios for the three and twelve months ended December 31, 2025 were driven by expected loss ratios applied to audit premiums fully earned in the period, but associated with prior accident years. This increase was not based on actual losses settling for more than reserved, and did not represent an increase in estimated reserves on unresolved claims.

Expense Ratio

The following tables summarize the components of our expense ratios for the three and twelve months ended December 31, 2025 and 2024:

	Three Months Ended December 31,
	2025		2024
	Expenses	% of Net Earned Premiums	Expenses	% of Net Earned Premiums
	($ in thousands, except percentages)
Net acquisition costs	$13,166	9.8%	$9,130	8.5%
Operating expenses	26,640	19.8%	23,352	21.9%
Less: Other insurance-related income	(735)	(0.5)%	(274)	(0.3)%
Total	$39,071	29.1%	$32,208	30.1%

	Twelve Months Ended December 31,
	2025			2024
	Expenses	% of Net Earned Premiums		Expenses	% of Net Earned Premiums
	($ in thousands, except percentages)
Net acquisition costs	$46,513	9.5%		$32,397	8.4%
Operating expenses	102,264	20.8%		89,112	23.1%
Less: Other insurance-related income	(2,042)	(0.4)%		(444)	(0.1)%
Total	$146,735	29.8%	$—	$121,065	31.4%

Net Investment Income

The following table summarizes the sources of net investment income for the three and twelve months ended December 31, 2025 and 2024:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	($ in thousands)
U.S. government and government agency	$886	$3,198	$5,926	$14,514
State and municipal	1,283	591	3,904	1,832
Commercial mortgage-backed securities	1,944	981	5,808	2,584
Residential mortgage-backed securities	3,903	2,399	13,060	6,517
Asset-backed securities	1,650	1,283	6,375	3,043
Corporate	5,247	2,154	17,459	5,768
Short-term investments	—	130	214	480
Cash and cash equivalents	1,964	1,700	6,244	6,193
Gross investment income	16,877	12,436	58,990	40,931
Investment expenses	(324)	(243)	(1,163)	(810)
Net investment income	$16,553	$12,193	$57,827	$40,121

Reconciliation of Non-GAAP Financial Measures

This earnings release contains certain financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). We use these non-GAAP financial measures when planning, monitoring and evaluating our performance. Management believes that each of the non-GAAP financial measures described below provides useful insight into our underlying business performance.

•Adjusted net income is defined as net income excluding the impact of net realized investment gains (losses), non-operating expenses, loss on extinguishment of credit facility, foreign exchange losses (gains), and certain strategic initiatives. Adjusted net income excludes the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. We calculate the tax impact only on adjustments that would be included in calculating our income tax expense using the estimated tax rate at which we received a deduction for these adjustments.

•Adjusted return on equity is defined as adjusted net income as a percentage of average beginning and ending mezzanine equity and stockholders’ equity.

•Diluted adjusted earnings per share is defined as adjusted net income divided by the weighted average common shares outstanding for the period, reflecting the dilution that may occur if equity based awards are converted into common stock equivalents as calculated using the treasury stock method.

You should not rely on these non-GAAP financial measures as a substitute for any U.S. GAAP financial measure.
While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered supplemental in nature and not as a replacement for or superior to the comparable U.S. GAAP measures. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces their usefulness as comparative measures.

Adjusted net income

Adjusted net income for the three and twelve months ended December 31, 2025 and 2024 reconciles to net income as follows:

	Three Months Ended December 31,
	2025		2024
	Before Income Taxes	After Income Taxes	Before Income Taxes	After Income Taxes
	($ in thousands)
Income as reported	$17,807	$14,844	$18,249	$13,607
Adjustments:
Net realized investment (gains)	(73)	(73)	—	—
Non-operating expenses	95	95	622	622
Loss on extinguishment of credit facility	862	862	—	—
Foreign exchange (gains) losses	(14)	(14)	1	1
Tax impact	—	(183)	—	(131)
Adjusted net income	$18,677	$15,531	$18,872	$14,099

	Twelve Months Ended December 31,
	2025		2024
	Before Income Taxes	After Income Taxes	Before Income Taxes	After Income Taxes
	($ in thousands)
Income as reported	$67,299	$53,786	$50,535	$38,243
Adjustments:
Net realized investment (gains) losses	(43)	(43)	16	16
Non-operating expenses	1,425	1,425	2,807	2,807
Loss on extinguishment of credit facility	862	862	—	—
Foreign exchange losses	50	50	68	68
Strategic initiatives(1)	—	—	2,733	2,733
Tax impact	—	(482)	—	(1,181)
Adjusted net income	$69,593	$55,598	$56,159	$42,686
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(1)Strategic initiatives for the twelve months ended December 31, 2024 represents costs incurred to set up our Baleen Specialty division, which is recorded in operating expenses within the Consolidated Statements of Income and Comprehensive Income. The costs incurred primarily represent expenses to implement the new platform and processes supporting the Baleen Specialty division.

Adjusted return on equity

Adjusted return on equity for the three and twelve months ended December 31, 2025 and 2024 reconciles to return on equity as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	($ in thousands, except percentages)
Numerator: Adjusted net income(1)	$62,124	$56,395	$55,598	$42,686
Denominator: Average mezzanine equity and stockholders' equity	440,156	367,467	409,858	281,259
Adjusted return on equity	14.1%	15.3%	13.6%	15.2%
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(1)For the three months ended December 31, 2025 and 2024, net income and adjusted net income are annualized to arrive at return on equity and adjusted return on equity.

Diluted adjusted earnings per share

Diluted adjusted earnings per share for the three and twelve months ended December 31, 2025 and 2024 reconciles to diluted earnings per share as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	($ in thousands, except share and per share data)
Numerator: Adjusted net income	$15,531	$14,099	$55,598	$42,686
Denominator: Diluted weighted average shares outstanding	33,395,657	33,571,535	33,735,944	29,677,196
Diluted adjusted earnings per share	$0.47	$0.42	$1.65	$1.44

About Bowhead Specialty Holdings Inc.

Bowhead Specialty is a growing specialty insurance business providing casualty, professional liability and healthcare liability insurance products. We were founded and are led by industry veteran Stephen Sills. The team is composed of highly experienced and respected industry veterans with decades of individual, successful underwriting and management experience. Our products are delivered through two complementary underwriting models designed to support sustainable and profitable growth across market cycles: a “craft” model for large, complex, higher-severity risks, and a “digital” model, which includes Baleen Specialty and other small-business offerings (“express”), for smaller, simpler, and scalable business.

We pride ourselves on the quality and experience of our people, who are committed to exceeding our partners’ expectations through excellent service and expertise. Our collaborative culture spans all functions of our business and allows us to provide a consistent, positive experience for all of our partners.

Conference Call

The Company will host a conference call to discuss its results on the same day, Tuesday, February 24, 2026, beginning at 8:30 a.m. Eastern Time. Interested parties may access the conference call through a live webcast, which can be accessed by going to https://bowhead-4q25-earnings-call.open-exchange.net/registration, or by visiting the Company’s Investor Relations website. A dial-in option for listen-only participants will be available after registering for the call. Please join the live webcast or dial in at least 10 minutes before the start of the call.

A replay of the event webcast will be available on the Company’s Investor Relations website for one year following the call.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in press release are forward-looking statements. In some cases, forward-looking statements can be identified by terms such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "seeks," "future," "outlook," "prospects" "will," "would," "should," "could," "may," "can have" or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. These risks include those described in the Company’s filings made with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events or otherwise.

Investor Relations Contact:
Shirley Yap, Head of Investor Relations
investorrelations@bowheadspecialty.com